Exhibit 99.1

China Information Security Technology
Announces Results of Annual Shareholders’ Meeting
Shareholders approve all proposals

Shenzhen, China, June 23, 2010 -- China Information Security Technology, Inc. (Nasdaq: CPBY) ("China Information Security," "CIST" or the "Company"), a leading provider of Geographic Information Systems ("GIS") and software, digital public security and hospital information systems in China, today announced that its shareholders passed both proposals put to vote at the Company’s annual shareholder meeting held on Friday, June 18, 2010.

There were 51,805,787 outstanding shares of China Information Security’s common stock as of April 20, 2010 entitled to vote and 29,236,007 shares, or 56.4%, represented at the meeting, either in person or by proxy.

Shareholders voting in person or by proxy approved the Company’s proposal to re-elect Jiang Huai Lin, Yun Sen Huang, Qiang Lin, Zhi Qiang Zhao and Remington Hu as Directors, and ratified the appointment of the Company’s independent registered public accounting firm, BDO Limited, for the Company’s fiscal year ended December 31, 2010.

About China Information Security Technology, Inc.

China Information Security Technology, Inc., together with its subsidiaries, specializes in Geographic Information System ("GIS"), digital public security and hospital information systems, with the goal of being the largest GIS software provider in the People’s Republic of China. Headquartered in Shenzhen, China, the Company’s total solutions include specialized software, hardware, systems integration, and related services organized into three business segments – Geographic Information Systems ("GIS"), Digital Information Security Technology ("DIST"), and Digital Hospital Information Systems ("DHIS"). To learn more about the Company, please visit its corporate website at http://www.chinacpby.com.

For further information, please contact:

China Information Security Technology, Inc.
Iris Yan
Tel: +86-755-8370-4767
Email: ir@chinacpby.com
http://www.chinacpby.com

Christensen
Kathy Li
Tel: +1-480-614-3036
Email: kli@christensenir.com

Roger Hu
Tel: +86-158-1049-5326
Email: rhu@christensenir.com